Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into by and between Equity Residential (“Equity”) and Frederick C. Tuomi (“Executive”) as of August 28, 2012.

Witnesseth

Whereas, Executive is currently an officer of Equity and an employee of an Equity affiliate; and

Whereas, Executive has elected to retire, effective June 30, 2013, (the “Retirement Date”), in accordance with the Rule of 70 provisions of Equity’s Share Incentive Plans, after which he no longer will be an officer or employee; and

Whereas, Executive and Equity wish to memorialize certain terms and conditions relating to Executive’s retirement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Equity and Executive voluntarily and knowingly agree as follows:

1.
For the purposes of this Agreement, the term “Equity” includes: Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, executives, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.

2.	For the purposes of this Agreement, the term “Executive” shall mean Frederick C. Tuomi.

3.
Executive will continue to perform all of his customary duties and responsibilities, including active participation in the fiscal year 2012 year-end compensation review, 2013 budgeting and planning process and fourth quarter 2012 earnings call. Executive will also assist in the orderly transition of his responsibilities to others and will continue to be available on an “as needed” basis, as determined by Equity’s Chief Executive Officer, until the Retirement Date.

4.
Executive will continue to be reimbursed for reasonable and necessary business expenses incurred between the date hereof and the Retirement Date but will accrue no vacation, trading or personal days after February 2013.

5.
Executive’s salary and long-term incentive compensation (“LTC”)/cash bonus targets for 2013 will remain unchanged from 2012. Executive will receive his regular base pay until the Retirement Date and will not receive any severance relating to his retirement.

6.
Executive will receive in February, 2013 a LTC grant (share options and restricted shares/LTIP Units) and cash bonus for services provided during 2012. The grant shall be made at the same time as made to Equity’s other executive officers and shall be in an amount and proportional allocation determined by Equity’s Compensation Committee and Board of Trustees as part of its normal year-end process, subject to normal pool adjustments.

7.
Executive will receive a prorated LTC grant and cash bonus amount for services provided during the period from January 1, 2013 to June 30, 2013, based on 100% of his annual target amounts (or such appropriate prorated amount in the event of Executive’s death prior to such date). The LTC grant in the amount of $500,000 (100% of Executive’s full year target prorated for six months) will be made at the same time as the annual LTC grant is made to Equity’s Board of Trustees on the date of the annual shareholders’ meeting (currently set for June 13, 2013) and will be allocated among share options and restricted shares/LTIP Units in the same allocation as Executive’s February, 2013 LTC grant. If Equity’s tax department does not authorize the issuance of LTIP Units at that time, Executive will receive restricted shares in lieu thereof. The cash bonus in the amount of $250,000 (100% of Executive’s full year target prorated for six months) will be paid in early July, 2013 in accordance with Equity’s normal payroll process.

8.
All of Executive’s current and future LTC grants will continue to vest per their original vesting schedule (subject to immediate vesting upon the occurrence of a subsequent Change in Control of Equity or Executive’s death or disability), and all options will continue to be exercisable for the balance of the applicable ten-year option period, subject in each case to Executive’s compliance with this Agreement’s non-competition and employee non-solicitation provisions set forth in paragraphs 14 and 15 hereof. These provisions shall remain in effect until such time as Executive no longer has any unvested LTC or vested but un-exercised stock options. Executive, at any time, may forfeit his unvested LTC or vested but un-exercised stock options by providing written notice to Equity’s General Counsel, after which the restrictions contained in paragraphs 14 and 15 will no longer apply. If Executive violates the restrictions contained in paragraphs 14 and 15 after the Retirement Date and while they still apply, in addition to Equity’s other remedies, all Executive’s unvested LTC and vested but un-exercised stock options at the time of the violation will be void unless Equity’s Compensation Committee agrees otherwise.

9.
Pursuant to the Executive Retirement Benefits Agreement entered into by Executive and Equity Residential in February 2001, Equity will continue to provide Executive, his spouse and eligible dependents with company sponsored medical, dental and vision health insurance benefits and life insurance benefits, (initially at the same amount of coverage in existence as of the Retirement Date) for the period from the Retirement Date until Executive’s death, subject to the same terms and conditions (including making the same monthly contributions as existing employees) as are applicable to active full-time Equity employees. The company sponsored life insurance shall be subject to the provider’s standard age reduction schedule for active full-time employees, and Equity will not provide Executive with any disability or accidental death or dismemberment benefits after the Retirement Date. Equity’s obligations to provide Executive with the benefits hereunder shall survive any sale of Equity and/or its discontinuation of any such company sponsored plans and shall be binding on its successors and assigns, in which case Equity and/or its successors and assigns shall remain obligated to provide Executive with similar benefits as offered from time to time by other large public company sponsored health and life insurance plans.

10.	Effective on the Retirement Date, Executive will be fully vested in the split dollar life insurance policies purchased by Equity on his behalf in December, 1997, and any cash surrender value applicable thereto. At the Retirement Date, Equity will release its collateral assignment of such policies, thereby releasing its right to receive any portion of the benefits and premiums paid by Equity. The cash surrender value will be taxable to Executive, and applicable withholdings and other required deductions will be made.
11.    Executive agrees that after the Retirement Date, and upon request, he will cooperate with and assist Equity from time to time in the investigation and defense of claims brought by or against Equity, and Equity shall reasonably compensate Executive for his time and efforts.
12.    Executive agrees not to make false disparaging remarks about any Equity executive officer or trustee.
13.    Executive acknowledges that in his capacity as an Equity officer and employee, he has obtained or had revealed to him a great deal of information of the utmost confidentiality, including but not limited to information of a personal nature about present and former employees of Equity, Equity’s internal policies and procedures, Equity’s financial performance and condition, and Equity’s business plans and strategies. Executive further understands and acknowledges that some of this information (“Confidential Information”) is protected from disclosure by the attorney/client privilege, self-critical analysis privilege or other legally recognized privilege. Executive therefore agrees that at no time, unless he has obtained prior written consent from Equity’s General Counsel, will he use for his benefit or the benefit of any third party, or disclose to anyone, any Confidential Information. Executive further agrees that if he is uncertain as to whether particular information is subject to the prohibitions of this paragraph, he will consult with Equity’s General Counsel before using or disclosing such information. The term “Confidential Information” as used in this paragraph does not include information which (i) is or has become a matter of public record other than by way of an unauthorized disclosure by Executive; (ii) is generally known in the multi-family residential industry; (iii) is non-privileged and has been disclosed by Equity to people outside the Equity organization; or (iv) is required to be disclosed by law.

14.    Executive agrees that from the Retirement Date until such time as Executive no longer has any unvested LTC or vested but un-exercised stock options, Executive shall not engage in any activity or investment that competes with the business of Equity and agrees not to take any action or make any false statement that reasonably could be construed as an effort to intentionally adversely affect the business of Equity. For purposes of this Agreement, the business of Equity shall be defined as the acquisition, development and management of high quality apartment properties in various markets within the United States. Whether a particular activity or investment is prohibited by this Agreement will be based on the totality of the facts and circumstances relating to that activity or investment, provided that the following investments will not be deemed prohibited:

i.	passive investments in multi-family companies or properties;

ii.	active investments in multi-family companies or properties not located in any of Equity’s markets at the time of such investment; and

iii.
active investments in multi-family companies or properties located in any of Equity’s markets at the time of such investment, provided no property contains more than 80 units or the average purchase price per unit in each property is (a) equal to or less than $150,000 for properties located in the State of California and (b) equal to or less than $100,000 for properties located in all other Equity markets.

15.    Executive further agrees that for the time period referenced in paragraph 14 above, he will not, either directly or indirectly, either on his own behalf or on behalf of any other party, induce any Equity employee to leave Equity’s employ or solicit for employment any employee of Equity. Executive acknowledges and represents that between the date on which this Agreement was provided to Executive and the effective date of this Agreement, Executive has engaged in no such inducement or solicitation.
16.    Executive understands that if he fails to fulfill his obligations under paragraphs 12-15 above, Equity will suffer irreparable injury, and the damages to Equity would be difficult to ascertain. Executive acknowledges and agrees that due to the uniqueness of his services and confidential nature of the Confidential Information he possesses, the covenants set forth herein are reasonable and necessary for the protection of the legitimate business interests of Equity.
17.    Except as provided below, Executive hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Executive had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Agreement, including but not limited to claims arising out of or relating to Executive’s employment with Equity. This release includes, but is not limited to, claims for breach of any implied or express employment contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, impairment of economic opportunity or other common law matters; claims for wages, bonuses or other compensation; and claims of any constitutional right or discrimination based on age, color, concerted activity, disability, marital status, national origin, parental status, race, religion, retaliation, sex, sexual orientation, source of income or veteran’s status, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act, the Equal Pay Act, the Family And Medical Leave Act, and any amendments to any of these statutes, as well as any other state and local statutes and ordinances prohibiting discrimination in employment, including but not limited to the laws of the states of Illinois and another state or locale in which Equity conducts business. Executive further waives any right to monetary recovery should any administrative agency pursue any released claim on Executive’s behalf. If for any reason any such agency takes the position that a pending charge has been brought on Executive’s behalf or encompasses Executive, Executive agrees to immediately advise the agency in writing that he does not wish to be involved in the matter and that the agency should terminate all efforts on Executive’s behalf, all claims having been fully and fairly satisfied by this Agreement. Nothing in this paragraph shall affect or be deemed to compromise Executive’s rights or remedies under any Equity benefit plan or program in which he participates, including but not limited to the Supplemental Executive Retirement Plan, Advantage Retirement Plan (“401K”), and plans providing for receipt of LTIPS or OP Units. Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of this Agreement, and claims for indemnification arising under law, by-laws or contract. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS EXECUTIVE FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM.
18.    It is expressly understood by Executive and Equity that, Equity does not, in any way, either directly or indirectly, by inference or otherwise, admit to any liability or wrongdoing, to any violation under any law, statute, regulation, ordinance or contract or waive defenses as to those matters within the scope of this Agreement and that no court, agency, or arbitrator has found Equity so liable or to have committed any such violation.
19.    Not later than 90 days following the Retirement Date, Executive shall submit a final travel and expense report to Equity itemizing all outstanding travel and business expenses which have not been previously reimbursed. The report will include all information and supporting documentation normally provided under Equity’s practices and procedures. Equity shall promptly reimburse Executive for any such reimbursable expenses.

20.    As a condition to the receipt of the payments and other benefits described in this Agreement, except those to be provided before the Retirement Date or otherwise required by law, Executive agrees that within twenty-one (21) days after the Retirement Date, he will sign and be bound by the original of the General Release and

Waiver Agreement attached to this Agreement as Exhibit A, such release to be provided to Executive on or about the Retirement Date.

21.    This Agreement sets forth all of the terms and conditions of the agreement between the parties on the matters set forth in this Agreement and shall be considered and understood to be a contractual commitment and not a mere recital. This Agreement shall be binding upon Equity and its successors and assigns and upon Executive and his agents, heirs, executors, representatives and assigns. Each party shall bear and pay his or its own costs and attorneys’ fees with regard to the negotiations involved with entering into this Agreement.
22.    A waiver of any right under this Agreement must be in writing to be effective. If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply.
23.    Equity and Executive agree that any claim, lawsuit, arbitration or other litigation directly or indirectly arising from or related to this Agreement shall be instituted exclusively in Cook County, Illinois.
24.    The parties agree and acknowledge that should either party violate any term of this Agreement, the amount of damages that party would suffer as a result of such violation would be difficult to ascertain. In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.
25.    Executive acknowledges that he has been given twenty-one (21) days from the date he received this Agreement to consider its terms and decide whether or not to sign it. Executive understands that he may revoke this Agreement at any time within the seven (7) day period following execution thereof and that this Agreement shall become effective and enforceable when the revocation period has expired.
26.    Executive acknowledges that this Agreement constitutes written notice from Equity that it advises Executive to seek legal counsel before signing this Agreement, and that he has had an opportunity to do so.
27.    This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties. Executive acknowledges that in executing this Agreement he does not rely on any inducements, promises or representations made by Equity other than those expressly stated herein. Executive further declares that he has read this Agreement and fully understands its terms and contents, including his rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Agreement.
28.    This Agreement shall be effective upon the expiration of the revocation period referred to in paragraph 25 above (the “Effective Date”).

In Witness Whereof, this Separation Agreement has been executed as of the above date.

EQUITY RESIDENTIAL		EXECUTIVE

By:	/s/ Bruce C. Strohm	By:	/s/ Frederick C. Tuomi
	Bruce C. Strohm		Frederick C. Tuomi
Executive Vice President

EXHIBIT A

GENERAL RELEASE AND WAIVER AGREEMENT

THIS GENERAL RELEASE AND WAIVER AGREEMENT (this “Agreement”) is entered into by and between EQUITY RESIDENTIAL (“Equity”), and Frederick C. Tuomi (“Executive”).

WHEREAS, Executive was an officer of Equity and an Executive of an affiliate of Equity; and

WHEREAS, Executive’s employment ended effective June 30, 2013; and

WHEREAS, Executive and Equity entered into a Separation Agreement dated August 28, 2012 (the “Separation Agreement”); and

WHEREAS, Executive agreed in the Separation Agreement to execute a General Release and Waiver Agreement; and

WHEREAS, this Agreement constitutes the General Release and Waiver Agreement; and

WHEREAS, Executive and Equity desire to settle, compromise, and resolve any and all potential differences and disputes between them without the burden, expense and delay of litigation and without admission by any party of any fault or liability;

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and in the Separation Agreement, and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Executive and Equity voluntarily and knowingly agree as follows:

1.    For the purposes of this Agreement, the term “Equity” includes: Equity Residential, Equity Residential Management, L.L.C., Equity Residential Services, L.L.C., Equity Residential Properties Management Limited Partnership, ERP Operating Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp., Equity Residential Properties Management Corp. II, ERP Holding Co. Inc., and to the extent applicable, as direct intended and third party beneficiaries hereof, their past and present owners, directors, officers, managers, agents, attorneys, insurers, executives, representatives, trustees, administrators, fiduciaries, parents, subsidiaries, divisions, partners, joint ventures, sister corporations and/or affiliated business entities, predecessors, successors, heirs, and assigns, jointly and severally, in both their personal and corporate capacities.
2.    For the purposes of this entire Agreement, the term “Executive” shall include Frederick C. Tuomi, his heirs, successors, agents, and assigns.
3.    Except as provided below, Executive hereby fully, finally, and unconditionally releases Equity from any and all claims, suits, demands, charges, debts, grievances, costs, attorneys’ fees or injuries of every kind or nature, whether known or unknown, absolute or contingent, suspected or unsuspected, which Executive had or now has against Equity based on any matter or thing occurring or arising prior to the date of this Agreement, including but not limited to claims arising out of or relating to Executive’s employment with Equity or the separation of Executive’s employment from Equity. This release includes, but is not limited to, claims for breach of any implied or express employment contract, wrongful discharge or layoff, constructive discharge, retaliatory discharge, defamation, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, impairment of economic opportunity or other common law matters; claims for wages, bonuses or other compensation; and

claims of any constitutional right or discrimination based on age, color, concerted activity, disability, marital status, national origin, parental status, race, religion, retaliation, sex, sexual orientation, source of income or veteran’s status, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Age Discrimination In Employment Act Of 1967, the Older Workers Benefit Protection Act, the Executive Retirement Income Security Act, the Equal Pay Act, the Family And Medical Leave Act, and any amendments to any of these statutes, as well as any other state and local statutes and ordinances prohibiting discrimination in employment, including but not limited to the laws of the states of Illinois and any other state or locale in which Equity conducts business. Executive further waives any right to monetary recovery should any administrative agency pursue any released claim on Executive’s behalf. If for any reason any such agency takes the position that a pending charge has been brought on Executive’s behalf or encompasses Executive, Executive agrees to immediately advise the agency in writing that he does not wish to be involved in the matter and that the agency should terminate all efforts on Executive’s behalf, all claims having been fully and fairly satisfied by this Agreement. Nothing in this paragraph shall affect or be deemed to compromise Executive’s rights or remedies under any Equity benefit plan or program in which he participates, including but not limited to the Supplemental Executive Retirement Plan, Advantage Retirement Plan (“401K”), and plans providing for receipt of LTIPS or OP Units. Also excluded from this release are any claims or administrative charges which cannot be waived by law, claims relating to enforcement of the Separation Agreement and this Agreement, and claims for indemnification arising under law, by-laws or contract. EXECUTIVE UNDERSTANDS AND AGREES THAT THIS RELEASE FOREVER BARS EXECUTIVE FROM SUING, ARBITRATING OR OTHERWISE ASSERTING A CLAIM AGAINST EQUITY ON ANY RELEASED CLAIM..
4.    It is expressly understood by Executive and Equity that this Agreement is being entered into pursuant to the terms of the Separation Agreement, and is solely for the purpose of settling matters set forth in this Agreement and that by entering this Agreement, Equity does not, in any way, either directly or indirectly, by inference or otherwise, admit to any liability or wrongdoing, to any violation under any law, statute, regulation, ordinance or contract or waive defenses as to those matters within the scope of this Agreement and that no court, agency, or arbitrator has found Equity so liable or to have committed any such violation.
5.    Executive warrants that he has returned to Equity all property belonging to Equity (including, but not limited to, business records, office and apartment keys, credit cards, computers, computer software, etc.).
6.    Executive represents and warrants that he has not filed or brought any claim or charge against Equity with any court, arbitral tribunal, administrative agency, governmental agency or other such body.
7.    This Agreement sets forth all of the terms and conditions of the agreement between the parties on the matters set forth in this Agreement and shall be considered and understood to be a contractual commitment and not a mere recital. This Agreement shall be binding upon Equity and its successors and assigns and upon Executive, and his respective agents, heirs, executors, representatives, and assigns.
8.    Each party shall bear and pay his or its own costs and attorneys’ fees with regard to this Agreement and any matters covered herein.
9.    A waiver of any right under this Agreement must be in writing to be effective.
10.    If any portion of this Agreement is held invalid by operation of law, the remaining terms of this Agreement shall not be affected.

1.
The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, (without giving effect to the conflict of laws principles thereof) except to the extent that federal laws apply.

2.
The parties agree and acknowledge that should either party violate any term of this Agreement, the amount of damages that party would suffer as a result of such violation would be difficult to ascertain. In the event of a breach by either party of any term of this Agreement, in addition to injunctive relief or any other damages, the non-breaching party may recover all costs and expense reasonably incurred by it in enforcing this Agreement or defending against a suit brought in violation of this Agreement, including reasonable attorneys’ fees.

1.
Executive acknowledges that he has been given twenty-one (21) days from the date he received this Agreement to consider its terms and decide whether or not to sign it. Executive understands that he may revoke this Agreement at any time within the seven (7) day period following execution thereof and that this Agreement shall become effective and enforceable when the revocation period has expired.

2.
Executive acknowledges that this Agreement constitutes written notice from Equity that it advises Executive to seek legal counsel before signing this Agreement, and that he has had an opportunity to do so.

3.	This Agreement cannot be modified, withdrawn, rescinded or supplemented in any manner after the date upon which it is executed except in a writing signed by both parties.

4.
Except as otherwise expressly set forth herein and in the Separation Agreement (which remains in full force and effect), this Agreement resolves all matters between Equity and Executive and supersedes any other written or oral agreement between Equity and Executive concerning the subject matter of this Agreement.

5.
Executive acknowledges that in executing this Agreement he does not rely on any inducements, promises or representations made by Equity other than those expressly stated herein and in the Separation Agreement. Further, Executive declares that he has completely read this Agreement and fully understands its terms and contents, including his rights and obligations hereunder, and freely, voluntarily and without coercion enters into this Agreement.

EQUITY RESIDENTIAL		EXECUTIVE

By:		By:
	Bruce C. Strohm		Frederick C. Tuomi
Executive Vice President